UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.              )

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HUNTSMAN CORPORATION
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Internal Memo

DATE:	July 3, 2007

TO:	All Huntsman Associates

FROM:	Peter R. Huntsman
President and CEO

RE:	New Developments Regarding the Sale of Huntsman Corporation

Dear Fellow Huntsman Associates:

I am pleased to report to you that we have received a second proposal to acquire our Company.

The second proposal is from the investment firm Apollo Management, on behalf of its affiliate, Hexion Specialty Chemicals, Inc., to acquire all of the outstanding common stock of Huntsman Corporation for $27.25 per share.  As with the pending Basell transaction, under the Hexion Proposal Huntsman would become privately-held.  Please see the accompanying press release for further details.  A committee of independent directors serving on our Board is currently evaluating the terms of the Hexion proposal.

You may be wondering how Hexion could acquire Huntsman given our recently announced agreement with Basell.  Under certain circumstances permitted in our agreement with Basell, we may terminate our agreement with Basell in favor of a superior proposal.  We have not done so, but I wanted to let you know that the Board is considering the Hexion proposal in accordance with its fiduciary duty to maximize shareholder value.

This second proposal is very much a tribute to what we have accomplished together as a Company.  Both Basell and Hexion are very fine companies and we would be proud to be associated with either of them.

I will be communicating with you as soon as information regarding the Board’s decision becomes available.  In the meantime, let’s make sure that each of us continues to work safely and in the professional manner that we expect from one another.

Sincerely,

Peter R. Huntsman

In connection with the proposed Merger, the Company will file a proxy statement with the Securities and Exchange Commission (the “SEC”). INVESTORS AND SECURITY HOLDERS ARE ADVISED TO READ THE PROXY STATEMENT WHEN IT BECOMES AVAILABLE BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION ABOUT THE MERGER AND THE PARTIES TO THE MERGER. Investors and security holders may obtain a free copy of the proxy statement (when available) and other relevant documents filed with the SEC from the SEC’s website at http://www.sec.gov. The Company’s security holders and other interested parties will also be able to obtain, without charge, a copy of the proxy statement and other relevant documents (when available) by directing a request by mail or telephone to Huntsman Corporation Investor Relations, 500 Huntsman Way, Salt Lake City, Utah 84108, telephone: (801) 584-5700 or on the company’s website at http://www.huntsman.com.

The Company and its directors, executive officers and other members of its management and employees may be deemed to be participants in the solicitation of proxies from the Company’s shareholders with respect to the Merger. Information about the Company’s directors and executive officers and their ownership of the Company’s common stock is set forth herein and in the proxy statement for the Company’s 2007 Annual Meeting of Stockholders, which was filed with the SEC on March 30, 2007. Stockholders and investors may obtain additional information regarding the interests of the Company and its directors and executive officers in the Merger, which may be different than those of the Company’s stockholders generally, by reading the proxy statement and other relevant documents regarding the Merger, which will be filed with the SEC.

10003 Woodloch Forest Drive, The Woodlands, Texas  77380  Telephone: 281-719-6000; Fax 281-719-6416